Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No.2, of our report dated November 9, 2020, relating to the balance sheet of Health Assurance Acquisition Corp., formerly Healthcare Assurance Acquisition Corp., as of September 24, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 8, 2020 (inception) through September 24, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 9, 2020